Exhibit 99.C

AGREEMENT

CONCERNING THE EXCHANGE OF COMMON STOCK

BETWEEN

GIMMEL ENTERPRISES, INC. and EARNEST MATHIS, JR.

AND

WIN SYSTEMS, INC. AND THE STOCKHOLDERS OF
WIN SYSTEMS, INC.

(i)

(ii)

		Page
8.5	- Entire Agreement	9
8.6	- Choice of Law	9
8.7	- Counterparts	9
8.8	- Notices	9
8.9	- Binding Effect	10
8.10	- Mutual Cooperation	10
8.11	- Finders	10
8.12	- Announcements	10
8.13	- Expenses	10
8.14	- Survival of Representations and Warranties	10
8.15	- Exhibits	10

	Signatures	10

EXHIBITS

	Allocation of Shares	Exhibit 1.1
	Subscription Agreement	Exhibit 1.2
	Financial Statements of WIN	Exhibit 2.5
	Litigation Involving WIN	Exhibit 2.12
	Material Contracts of WIN	Exhibit 2.17
	Financial Statements of Gimmel	Exhibit 3.5

(iii)

AGREEMENT

AGREEMENT made this      day of July, 1998, by and between GIMMEL ENTERPRISES, INC., a Colorado corporation (“Gimmel”), EARNEST MATHIS, JR. (“Mathis”), WIN SYSTEMS, INC., a Florida corporation (“WIN”), RUSSELL WHITNEY (“Whitney”) with Whitney only as to Section 4.3 below and the shareholders of WIN who are listed on Exhibit 1.1 hereto and have executed Subscription Agreements in the form attached in Exhibit 1.2 hereto.

WHEREAS, Gimmel desires to acquire all of the issued and outstanding shares of common stock of WIN from the WIN shareholders in exchange for an aggregate of 6,750,000 newly issued unregistered shares of the no par value common stock of Gimmel;

WHEREAS, WIN desires to assist Gimmel in acquiring all of the issued and outstanding shares of WIN pursuant to the terms of this Agreement; and

WHEREAS, all of the WIN shareholders, by execution of Exhibit 1.2 hereto, agree to exchange all 100 shares of WIN for 6,750,000 shares of Gimmel.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE I

Exchange of Securities

1.1 Issuance of Shares. Subject to the terms and conditions of this Agreement, Gimmel agrees to issue and exchange 6,750,000 fully paid and nonassessable unregistered shares of its no par value common stock (the “Gimmel Shares”) and an aggregate of 340,000 Class B Common Stock Purchase Warrants (“Gimmel Class B Warrants”) for all issued and outstanding shares of the $1.00 par value common stock of WIN (the “WIN Shares”) held by the WIN shareholders (“WIN Shareholders”). Exhibit 1.1 lists all WIN Shareholders, their shareholdings in WIN and the number of Gimmel Shares and Gimmel Class B Warrants to be issued to them. All Gimmel Shares will be issued directly to the WIN Shareholders on the Closing Date, as hereinafter defined.

1.2 Exemption from Registration. The parties hereto intend that all Gimmel Shares to be issued to the WIN Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder. In furtherance thereof, the WIN Shareholders will execute and deliver to Gimmel on the Closing Date a Subscription Agreement in the form set forth in Exhibit 1.2 hereto.

ARTICLE II

Representations and Warranties of WIN

WIN, to the best of its knowledge and belief, hereby represents and warrants to Gimmel that:

2.1 Organization. WIN is a corporation duly organized, validly existing and in good standing under the laws of Florida, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

2.2 Capital. The authorized capital stock of WIN consists solely of 1000 shares of $1.00 par value common stock, of which 100 shares are currently issued and outstanding. All of the outstanding common stock of WIN is duly and validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating WIN to issue or to transfer from treasury any additional shares of its capital stock of any class.

2.3 Subsidiaries. WIN does not have any subsidiaries or own any interest in any other enterprise.

2.4 Directors and Officers. The names and titles of all directors and officers of WIN as of the date of this Agreement are as follows: Richard W. Breevort, President and Director; and Russell Whitney, Vice President, Secretary and Director

2.5 Financial Statements. Exhibit 2.5 hereto consists of the unaudited financial statements of WIN for the year ended December 31, 1997 and for the period ended May 31, 1998 (collectively the “WIN Financial Statements”). The WIN Financial Statements have not been prepared in accordance with generally accepted accounting principles and practices (“GAP”), but present the financial position of WIN on the “cash basis” of accounting as of the balance sheet date.

2.6 Absence of Changes. Since May 31, 1998, there has not been any change in the financial condition or operations of WIN, except for changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

2.7 Absence of Undisclosed Liabilities. As of the date of WIN’s most recent balance sheet included in Exhibit 2.5, WIN did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet except for those debts, liabilities and obligations in the ordinary course of business.

2.8 Tax Returns. Within the times and in the manner prescribed by law, WIN has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable except such liabilities that may arise from WIN’s switch from the cash basis of accounting to the accrual basis of accounting in 1998. There are no present disputes as to taxes of any nature payable by WIN.

2.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Gimmel and its legal counsel and accountants shall have the opportunity to meet with WIN’s accountants and attorneys to discuss the financial condition of WIN. WIN shall make available to Gimmel all books and records of WIN.

2.10 Trade Names and Rights. WIN owns and holds all necessary trademarks, service marks, trade names, copyrights, patents and proprietary information and other rights necessary or material to its business as now conducted or proposed to be conducted.

2.11 Compliance with Laws. WIN has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations affecting its properties or the operation of its business where the failure to comply or any violation would have a material adverse effect on WIN and has disclosed any and all such non-compliances and/or violations to Gimmel.

2.12 Litigation. WIN is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of WIN, threatened against or affecting WIN or its business, assets or financial condition where the failure to disclose would have a material adverse effect on WIN, except as disclosed in Exhibit 2.12. WIN is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. WIN is not engaged in any material litigation to recover monies due to it.

2.13 Authority; Counsel. The Board of Directors of WIN has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and WIN has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of WIN and is enforceable in accordance with its terms and conditions. By execution of Exhibit 1.2, all of the WIN Shareholders have agreed to and have approved the terms of this Agreement.

2.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by WIN and the performance by WIN of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which WIN is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of WIN, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of WIN.

2.15 Full Disclosure. None of the representations and warranties made by WIN herein or in any exhibit, certificate or memorandum furnished or to be furnished by WIN, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.16 Assets. WIN has good and marketable title to all of its property, free and clear of all liens, claims and encumbrances, except as otherwise indicated in Exhibit 2.5.

2.17 Material Contracts. WIN’s only material contracts are those disclosed in Exhibit 2.17 attached hereto.

2.18 Indemnification. WIN agrees to indemnify, defend and hold Qimmel harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by WIN to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by WIN under this Agreement.

2.19 Restricted Securities. WIN and the WIN Shareholders, by execution of this Agreement and of Exhibit 1.2, respectively acknowledge that all of the shares of Gimmel to be issued hereunder are restricted securities and none of such shares of Gimmel may be sold or publicly traded except in accordance with the provisions of the Securities Act of 1933, as amended.

ARTICLE III

Representations and Warranties of Gimmel

Gimmel and Mathis, to the best of their knowledge and belief, represents and warrants to WIN that:

3.1 Organization. Gimmel is a corporation duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2 Capital. The authorized capital stock of Gimmel consists of (i) 25,000,000 shares of no par value common stock, of which 976,200 shares of common stock are currently issued and outstanding, which, after a 1.3016 for 1 reverse stock split will equal 750,047 shares at the Closing herein, (ii) Class A Common Stock Purchase Warrants and Class B Common Stock Purchase Warrants to purchase an aggregate of 187,500 shares and 340,000 shares, respectively, of Gimmel’s no par value common stock (post reverse stock split) which have been authorized to be issued upon the closing of the transactions contemplated by this Agreement, and (iii) 10,000,000 shares of no par value preferred stock, none of which are outstanding. All of the outstanding common stock is duly and validly issued, fully paid and nonassessable. There are no other outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Gimmel to issue or to transfer from treasury any additional shares of its capital stock of any class, except as set forth in this Section 3.2.

3.3 Subsidiaries. Gimmel does not have any subsidiaries or own any interest in any other enterprise.

3.4 Directors and Officers. Earnest Mathis, Jr., Gimmel’s President and Secretary, is the sole executive officer of Gimmel. Earnest Mathis, Jr. is the sole director of Gimmel.

3.5 Financial Statements. Exhibit 3.5 hereto consists of the audited financial statements of Gimmel for the period ended September 30, 1997 (the “Gimmel Financial Statements”). The Gimmel Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Gimmel throughout the period indicated, and fairly present the financial position of Gimmel as of the date of the balance sheet included in the Gimmel Financial Statements and the results of operations for the period indicated.

3.6 Absence of Changes. Since September 30, 1997, there has not been any change in the financial condition or operations of Gimmel.

3.7 Absence of Undisclosed Liabilities. Except as otherwise disclosed in this Agreement, as of the date hereof and as of the Closing Date, Gimmel did not have and will not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in such balance sheet.

3.8 Tax Returns. Within the times and in the manner prescribed by law, Gimmel has filed any federal, state and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.

3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, WIN and its legal counsel and accountants shall have the opportunity to meet with Gimmel’s accountants and attorneys to discuss the financial condition of Gimmel. Gimmel shall make available to WIN all books and records of Gimmel.

3.10 Trade Names and Rights. Gimmel does not own nor use any patent, trademark, service mark, trade name or copyright in its business.

3.11 Compliance with Laws. Gimmel has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations affecting its properties or the operation of its business, including all federal and state securities laws.

3.12 Litigation. Gimmel is not a party in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Gimmel, threatened against or affecting Gimmel or its business, assets or financial condition. Gimmel is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Gimmel is not engaged in any material litigation to recover monies due to it.

3.13 Authority. The Board of Directors of Gimmel, has authorized the execution of this Agreement and the transactions contemplated herein, and Gimmel has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Gimmel, and is enforceable in accordance with its terms and conditions.

3.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Gimmel and the performance by Gimmel of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which Gimmel is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Gimmel, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Gimmel.

3.15 Full Disclosure. None of the representations and warranties made by Gimmel herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Gimmel or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

3.16 Assets. Gimmel has no assets or liabilities.

3.17 Material Contracts. Gimmel has no material contracts.

3.18 Indemnification. Gimmel agrees to indemnify, defend and hold WIN harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of, or failure by Gimmel to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Gimmel under this Agreement.

ARTICLE IV

Covenants Prior and Subsequent to Closing

4.1 Investigative Rights. From the date of this Agreement until the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request.

4.2 Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities, incur additional or newly-funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the normal course of business.

4.3 Continuing Relationships with Affiliated Companies. It is acknowledged that Whitney is a principal of WIN and a principal of other entities (the “Whitney Companies”) that currently provide services and materials to WIN. Whitney agrees, after Closing, to cause the Whitney Companies to continue to provide to Gimmel similar services and materials on substantially the same basis as are now provided to WIN. Whitney also agrees to cause the Whitney Companies to enter into such license agreements, on reasonable terms as are necessary or useful to allow Gimmel to use materials and manuals owned by the Whitney Companies.

4.4. Audited Financial Statements of WIN. Within sixty (60) days of the Closing Date, WIN will complete audited financial statements for the years ended December 31, 1996 and 1997 and unaudited financial statements for the five months ended May 31, 1997 and 1998. All such statements shall be prepared in accordance with generally accepted accounting practices.

4.5 Assistance of Mathis. Following the Closing Date, Mathis shall consult with Gimmel or its successor on investment matters and assist the efforts of Gimmel personnel and other consultants with the goal of enhancing shareholder value.

ARTICLE V

Conditions Precedent to Gimmel’s Performance

5.1 Conditions. Gimmel’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article V. Gimmel may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Gimmel of any other condition of or any of Gimmel’s other rights or remedies, at law or in equity, if WIN shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2 Accuracy of Representations. All representations and warranties by WIN in this Agreement or in any written statement that shall be delivered to Gimmel by WIN under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3 Performance. WIN shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against WIN on or before the Closing Date, except as disclosed in Section 2.12 above.

5.5 Officer’s Certificate. WIN shall have delivered to Gimmel a certificate dated the Closing Date and signed by the Chief Executive Officer of WIN certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

5.6 Certificate of Good Standing. WIN shall have delivered to Gimmel a certificate of corporate good standing of WIN dated within 30 days of the date of Closing.

ARTICLE VI

Conditions Precedent to WIN’s Performance

6.1 Conditions. WIN’s obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VI. WIN may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by WIN of any other condition of or any of WIN’s rights or remedies, at law or in equity, if Gimmel shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2 Accuracy of Representations. All representations and warranties by Gimmel in this Agreement or in any written statement that shall be delivered to WIN by Gimmel under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3 Performance. Gimmel shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Gimmel on or before the Closing Date.

6.5 Officer’s Certificate. Gimmel shall have delivered to WIN a certificate dated the Closing Date and signed by Earnest Mathis, Jr., as the Chief Executive Officer of Gimmel, certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

6.6 Certificate of Good Standing. Gimmel shall have delivered to WIN a certificate of corporate good standing of Gimmel dated within 30 days of the date of Closing.

6.7 Officers and Directors of Gimmel. The officers and directors of Gimmel shall have submitted their resignations as Directors effective on the Closing Date and Ronald Simon and the Directors of WIN as set forth in Paragraph 2.4 above shall become the Directors of Gimmel.

ARTICLE VII

Closing

7.1 Closing. The Closing of this Agreement shall be held at the offices of                      , at any mutually agreeable time and date (the “Closing Date”) on August 18, 1998, unless extended by mutual agreement. At the Closing:

(a)                                  WIN shall deliver to Gimmel copies of Exhibit 1.2 executed by all of the WIN Shareholders together with certificates representing all outstanding WIN Shares duly endorsed to Gimmel;

(b)                                 Gimmel shall deliver to the WIN Shareholders 6,750,000 shares of Gimmel common stock, for which the WIN Shares have been exchanged, pursuant to the share computations set forth in Exhibit 1.1 hereto;

(c)                                  Gimmel shall deliver (i) Earnest Mathis, Jr’s certificate described in Section 6.5 and (ii) a signed consent of Gimmel’s directors, approving this Agreement and each matter to be approved under this Agreement and (iii) Certificate of Good Standing of Gimmel.

(d)                                 WIN shall deliver (i) the officer’s certificate described in Section 5.5 (ii) a signed consent and/or minutes of its directors approving this Agreement and each matter to be approved under this Agreement and (iii) Certificate of Good Standing of WIN.

7.2                                 Ownership of Gimmel. Following the Closing, the stock ownership of Gimmel shares shall be as follows:

WIN Shareholders	6,750,000	shares
Gimmel Shareholders	750,047	shares
Total	7,500,047	shares

ARTICLE VIII

Miscellaneous

8.1                                 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

8.2                                 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

8.3                                 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

8.4                                 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

8.5                                 Entire Agreement. It is acknowledged by the parties that negotiations regarding the transactions contemplated hereby commenced July 20, 1998 and that this Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior negotiations, agreements and understandings.

8.6                                 Choice of Law. This Agreement and its application shall be governed by the laws of the state of Colorado or Florida. The defendant of any litigation surrounding this Agreement shall choose the venue as either Colorado or Florida.

8.7                                 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8                                 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Gimmel:

Gimmel Enterprises, Inc.
26 West Dry Creek Circle, Suite 600
Littleton, Colorado 80120
Attn: Earnest Mathis, Jr.

WIN:

WIN Systems, Inc.

4818 Colorado Parkway
Cape Coral, Florida 33904
Attn: Russell Whitney

8.9                                 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

8.10                           Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

8.11                           Finders. The parties hereto represent that no finder has brought about this Agreement, and no finder’s fee has been paid or is payable by either party.

8.12                           Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

8.13                           Expenses. Each party will pay its own legal, accounting and other out-of-pocket expenses incurred in connection with this Agreement.

8.14                           Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing and remain in force for twelve (12) months thereafter.

8.15                           Exhibits. As of the execution hereof, the parties have provided each other with the Exhibits described herein. Any material changes to the Exhibits shall be immediately disclosed to the other party.

8.16                           Binding Effect. This Agreement is a binding agreement on all parties and is enforceable by its terms.

In witness whereof, the parties have executed this Agreement on the date indicated above.

GIMMEL ENTERPRISES, INC.		WIN SYSTEMS, INC.

By	/s/ Earnest Mathis, Jr.	By	/s/ Richard W. Brevoort
	Earnest Mathis, Jr.,		Richard W. Brevoort,
	President		President

EARNEST MATHIS, JR.		RUSSELL WHITNEY, as to Section 4.3 only

By	/s/ Earnest Mathis, Jr.	By	/s/ Russell Whitney
	Earnest Mathis, Jr.		Russell Whitney

Exhibit 1.1

Schedule of Win Systems, Inc. Shareholders and

Allocation of Gimmel Shares to be issued

	Win Shares to be Exchanged	Gimmel Shares to be Issued Shares
Russ & Ingrid Whitney**	97.481481	6,580,000.00
Ronald and Deborah Simon**	0.503704	34,000.00
Richard Brevoort	0.503704	34,000.00
Don Abbott	0.163704	11,050.00
Pat Brevoort	0.163704	11,050.00
Sandi Hirsh	0.188889	12,750.00
Bill Bain	0.230370	15,550.00
Cathy Webb	0.163704	11,050.00
Cathy Smith	0.163704	11,050.00
Debbie Gossman	0.138519	9,350.00
Thea Whitney	0.138519	9,350.00
William Rameriz	0.100741	6,800.00
Chris Salamone	0.059259	4,000.00

	100.000000	6,750,000.00